Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
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March 2, 2009

Advanced Micro Devices, Inc.

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088

Re: Advanced Micro Devices, Inc. Registration Statement on Form S-3 for

  the resale of up to 142,000,000 shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2009 (the “Registration Statement”), covering the resale from time to time of up to 142,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), including 35,000,000 Shares (the “Warrant Shares”) issuable upon the exercise of a warrant (the “Warrant”), issued pursuant to that certain Master Transaction Agreement, dated as of October 6, 2008, as amended, by and among the Company, Advanced Technology Investment Company LLC, and West Coast Hitech L.P. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, (ii) the Shares, other than the Warrant Shares, are validly

March 2, 2009 Page 2

issued, fully paid and non-assessable and (iii) if, as and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Warrant, including, without limitation, the payment in full of applicable consideration in an amount not less than the par value of the Warrant Shares to be issued, the Warrant Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP